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Exhibit 23.5

Consent of Independent Auditors

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) and related Prospectus of CH2M HILL Companies, Ltd. dated February 27, 2004 for the registration of 20,000,000 shares of its common stock and to the incorporation by reference therein of our report dated February 12, 2003 (except for Note 1, as to which the date is July 8, 2003 and except for Note 15, as to which the date is February 12, 2004), with respect to the financial statements of Lockwood Greene Engineers, Inc. and Subsidiaries included in the Current Report on Form 8-K/A of CH2M HILL Companies, Ltd. dated February 24, 2004, filed with the Securities and Exchange Commission.

By:	/s/ ERNST & YOUNG LLP

Greenville, South Carolina
February 24, 2004

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Consent of Independent Auditors